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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THERMON GROUP HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

June 19, 2012

Dear Stockholder:

        You are cordially invited to attend the first Annual Meeting of Stockholders of Thermon Group Holdings, Inc., which will be held at the Embassy Suites Hotel and Conference Center, 1001 E. McCarty Lane, San Marcos, Texas 78666, on August 2, 2012, at 8:00 a.m. Central Time.

        We have elected to utilize the Securities and Exchange Commission's Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to our stockholders of record, which contains instructions on how to access our proxy materials via the Internet as well as information on how to vote.

        We hope you will attend the meeting. It is important that your shares are represented and voted at the meeting. Whether or not you expect to attend in person, we encourage you to vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares will be represented.

        On behalf of the Board of Directors and management of Thermon, I would like to thank you for your continued support.

Sincerely,

Rodney L. Bingham
President & Chief Executive Officer

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 2, 2012

        The 2012 Annual Meeting of Stockholders (the "2012 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation, (the "Company" or "we") will be held on Thursday, August 2, 2012, at 8:00 a.m. Central Time, at the Embassy Suites Hotel and Conference Center, 1001 E. McCarty Lane, San Marcos, Texas 78666 for the following purposes:

  (1)
  to elect as directors the eight nominees named in the proxy statement, each for a term of one year;

  (2)
  to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013;

  (3)
  the approval, on a non-binding advisory basis, of the compensation of our executive officers;

  (4)
  the approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes on executive compensation;

  (5)
  to approve the Thermon Group Holdings, Inc. 2012 Short-Term Incentive Plan; and

  (6)
  to transact such other business as may properly come before the 2012 Annual Meeting and any postponement or adjournment thereof.

        Only holders of record of our common stock as of the close of business on Monday, June 4, 2012 (the "Record Date") are entitled to receive notice of, attend, and vote at the 2012 Annual Meeting.

        Instead of mailing a printed copy of our proxy materials, including our Annual Report for the fiscal year ended March 31, 2012, we have elected to provide access to these materials to each stockholder of record via the Internet. Accordingly, on June 19, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of the Record Date and posted our proxy materials on the website referenced in the Notice.

        Whether or not you plan to attend the 2012 Annual Meeting in person, we hope you will vote as soon as possible. You may vote via a toll-free telephone number or over the Internet per the instructions stated in the Notice. Alternatively, if you receive a paper copy of a proxy card or vote instruction form by mail, you may complete, sign, date and return the document in the pre-addressed envelope provided to have your vote counted.

By Order of the Board of Directors
Charles A. Sorrentino Chairman of the Board

June 19, 2012

YOUR VOTE IS IMPORTANT

        PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

  Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of

  Stockholders to be Held August 2, 2012:

          As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

  The Notice, Proxy Statement and Annual Report for the fiscal year ended March 31, 2012 are available at: http://proxy.thermon.com

GENERAL INFORMATION	1
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	6
PROPOSAL NO. 1—ELECTION OF DIRECTORS	17
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	18
AUDIT COMMITTEE REPORT	20
AUDIT AND NON-AUDIT FEES	21
PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
COMPENSATION DISCUSSION AND ANALYSIS	26
COMPENSATION COMMITTEE REPORT	33
EXECUTIVE COMPENSATION	34
PROPOSAL NO. 3—APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS	39
PROPOSAL NO. 4—APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS	41
PROPOSAL NO. 5—PROPOSAL TO APPROVE THE THERMON GROUP HOLDINGS, INC. 2012 SHORT-TERM INCENTIVE PLAN	42
OTHER MATTERS	45
REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING	46
APPENDIX A—THERMON GROUP HOLDINGS, INC. 2012 SHORT-TERM INCENTIVE PLAN	A-1

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 2, 2012

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "we," "our" or "us"), for use at the 2012 Annual Meeting of Stockholders of the Company to be held at the Embassy Suites Hotel and Conference Center, 1001 E. McCarty Lane, San Marcos, Texas 78666 on Thursday, August 2, 2012 at 8:00 a.m. Central Time, and any adjournment or postponement thereof (the "2012 Annual Meeting").

        As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record entitled to vote at the 2012 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

        Only stockholders of record as of the close of business on June 4, 2012 (the "Record Date") are entitled to receive notice of, attend and vote at the 2012 Annual Meeting. We began mailing the Notice to stockholders of record on or about June 19, 2012. We first made this Proxy Statement available online to our stockholders at http://proxy.thermon.com on or about June 19, 2012, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC on June 8, 2012 (the "Annual Report").

How can I attend the 2012 Annual Meeting?

        Only stockholders as of the Record Date are entitled to attend the 2012 Annual Meeting, which will be held on Thursday, August 2, 2012 at the Embassy Suites Hotel & Conference Center, 1001 E. McCarty Lane, San Marcos, Texas, 78666. Doors will open at 7:30 a.m., Central Time, and the meeting will begin promptly at 8:00 a.m.

What items will be voted on at the 2012 Annual Meeting?

        Stockholders may vote on the following proposals at the 2012 Annual Meeting:

  •
  the election to the Board of the eight nominees named in this Proxy Statement;

  •
  ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013;

  •
  the approval, on a non-binding advisory basis, of the compensation of our executive officers;

  •
  the approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes on executive compensation; and

  •
  the approval of the Thermon Group Holdings, Inc. 2012 Short-Term Incentive Plan (the "2012 Incentive Plan").

What are the Board's voting recommendations?

        The Board recommends that you vote your shares:

  •
  "FOR" each of the nominees to the Board;

  •
  "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013;

  •
  "FOR" the resolution to approve, on a non-binding advisory basis, the compensation of the Company's executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement;

  •
  "1 YEAR" for the proposal to approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on executive compensation; and

  •
  "FOR" the resolution to approve the 2012 Incentive Plan.

What is the Company's fiscal year?

        The Company's most recent fiscal year ended March 31, 2012 ("Fiscal 2012"). The Company's next fiscal year will end March 31, 2013 ("Fiscal 2013"). Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company's fiscal calendar.

Who may vote at the 2012 Annual Meeting?

        Holders of Company common stock on the Record Date are entitled to one vote for each share the Company's common stock held on the Record Date. As of the Record Date, there were 30,351,412 shares of the Company's stock issued and outstanding, held by approximately 92 holders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        Stockholder of Record.    If, on the Record Date, your shares were registered directly in your name with the Company's transfer agent, American Stock Transfer and Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

        Beneficial Owner of Shares Held in Street Name.    If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2012 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record of the Company's shares, how do I vote?

        There are four ways to vote:

        In person.    If you are a stockholder of record, you may vote in person at the 2012 Annual Meeting. The Company will give you a ballot when you arrive.

        Via the Internet.    You may vote by proxy via the Internet by following the instructions provided in the Notice.

        By Telephone.    If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

        By Mail.    If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

        In person.    If you are a beneficial owner of shares held in street name and you wish to vote in person at the 2012 Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

        Via the Internet.    You may vote by proxy via the Internet by following the instructions provided in the vote instruction form.

        By Telephone.    If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

        By Mail.    If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the 2012 Annual Meeting?

        The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2012 Annual Meeting is required for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (i) are present and vote in person at the 2012 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. Broker non-votes, as described below, will be counted for purposes of determining whether a quorum is present.

        If a quorum is not present, the 2012 Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

        All shares represented by valid proxies received prior to the 2012 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

Can I change my vote?

        You may change your proxy instructions at any time prior to the vote at the 2012 Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the 2012 Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you:

  •
  indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

  •
  sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2012 Annual Meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on routine matters but cannot vote your shares on non-routine matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only "routine" matter scheduled to be voted upon at the 2012 Annual Meeting is the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for Fiscal 2013.

What is the vote required for each proposal and how are broker non-votes and abstentions treated?

        Directors shall be elected by a plurality of the votes cast at the 2012 Annual Meeting, and therefore broker non-votes and abstentions will have no effect on the proposal to elect directors. The eight director nominees receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        Approval of the proposals to ratify the appointment of Ernst & Young LLP, to approve, on a non-binding advisory basis, the compensation of our executive officers, and to approve the 2012 Incentive Plan shall require an affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares present in person or by proxy and entitled to vote on such matter at the 2012 Annual Meeting. Abstentions will have the same effect as a vote against each proposal. The proposal to ratify the Company's independent registered public accounting firm is considered a "routine" matter, therefore, no broker non-votes are expected in connection with this proposal. The proposal to approve, on a non-binding advisory basis, the Company's executive compensation and the proposal to approve the 2012 Incentive Plan are considered "non-routine," therefore, broker non-votes are not considered entitled to vote on these matters and will have no effect on these proposals.

        For the proposal to approve, on a non-binding advisory basis, the frequency with which future stockholder advisory votes on executive compensation will be held, stockholders may vote to hold such a vote every year, every two years or every three years, or stockholders may abstain from voting on this matter. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting will be deemed to be the frequency preferred by the stockholders. Abstentions and broker non-votes have no effect on this proposal.

Who will serve as the inspector of election?

        A representative from AST will serve as the inspector of election.

Where can I find the voting results of the 2012 Annual Meeting?

        The preliminary voting results will be announced at the 2012 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2012 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

        The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company's behalf. No arrangements or contracts have been made or entered into with any proxy solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If we elect to engage a proxy solicitor in connection with the 2012 Annual Meeting, we would pay a customary fee for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Will any other matters be acted on at the 2012 Annual Meeting?

        As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2012 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I call with other questions?

        If you have additional questions about these proxy materials or the 2012 Annual Meeting, please contact: Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666, Attention: General Counsel, Telephone: (512) 396-5801.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

        Our Board currently consists of eight directors with each term expiring at the 2012 Annual Meeting. The authorized number of directors is presently fixed at eight. Former Chairman of the Board Daniel J. Hennessy and former directors Brian P. Simmons and George P. Alexander resigned from their positions on the Board upon the consummation of our initial public offering ("IPO") on May 10, 2011. Mr. Alexander remains employed as our Executive Vice President, Global Sales. The Board appointed Michael W. Press and Stephen A. Snider as directors on May 10, 2011 and June 1, 2011, respectively. The Board also appointed Charles A. Sorrentino as Chairman of the Board, effective May 10, 2011. James A. Cooper resigned from the Board on May 4, 2012, prior to the first anniversary of the listing date of our common stock with the New York Stock Exchange (the "NYSE"), in accordance with the terms of the securityholder agreement. Messrs. Hennessy and Cooper currently serve as non-voting board observers. The Board appointed Kevin J. McGinty and John T. Nesser as directors, effective June 15, 2012.

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Rodney L. Bingham, Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for election or re-election, as applicable, at the 2012 Annual Meeting. Each of the directors elected at the 2012 Annual Meeting will serve a one-year term expiring at the 2013 annual meeting of stockholders (the "2013 Annual Meeting").

Name	Position	Age as of the Annual Meeting	Director Since
Rodney L. Bingham	Director, President and Chief Executive Officer	61	2009
Marcus J. George	Director	42	2010
Richard E. Goodrich	Director	68	2010
Kevin J. McGinty	Director	63	2012
John T. Nesser, III	Director	63	2012
Michael W. Press	Director	65	2011
Stephen A. Snider	Director	64	2011
Charles A. Sorrentino	Chairman of the Board	67	2010

        Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2012 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

        The biographies below describe the skills, qualities, attributes and experience of each of the nominees.

        Rodney L. Bingham has served as President, Chief Executive Officer and Director since 2009. He joined Thermon in April 1971 and has over 40 years of experience in various senior management roles within the Company. Under Mr. Bingham's leadership, the Company completed its IPO in May 2011. Mr. Bingham has been instrumental in the development and introduction of several key heat tracing products which advanced the state of the industry, including the first parallel resistance, cut-to-length heating cables and the first pipe-mounted power termination assemblies in the industry. Mr. Bingham has been involved in the IEEE since 1974, and has been a member of the Petroleum and Chemical Industry Committee within the IEEE for over 15 years. He also served on the Power Engineering Society Working Group for the Development of Heat Tracing Standards (IEEE 622). Among other qualifications, Mr. Bingham brings to the Board extensive executive leadership experience in the heat tracing industry and an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.

        Marcus J. George has served as a director since April 2010. Mr. George is a partner at the private equity firm CHS Capital LLC ("CHS"). He joined CHS in 1997 and was promoted to partner in 2007. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the Corporate Finance Group. He also worked for KPMG. Mr. George holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. Mr. George serves on the Board of Directors of GSE Holding, Inc. (NYSE:GSE) and Dura-Line Holdings, Inc. and has served as a director of Waddington North America, Inc and KB Alloys, LLC. He brings to the board of directors substantial experience in private equity investments focused on infrastructure and industrial products and is particularly attuned to strategic, financial and capital markets matters that may affect our stockholders' investments in the Company.

        Richard E. Goodrich has served as a director since April 2010. He is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (NYSE:CBI), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, he served as Executive Vice President and Chief Financial Officer of CBI from 2001 to 2005, and as acting Chief Financial Officer until June 2006. Mr. Goodrich also serves as a director of GSE Holding, Inc. (NYSE:GSE) and Chart Industries (NASDAQ:GTLS). He is a Certified Public Accountant having been certified in the District of Columbia in November 1970. Mr. Goodrich brings to the board of directors financial and strategic expertise and the experience and international operations insight of a chief financial officer of a large multinational company.

        Kevin J. McGinty was appointed a director in June 2012. He is a Managing Director of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of Managing Director for a variety of private equity firms. Mr. McGinty serves as a Director and Chairman of the Board of Marlin Business Services, Inc., (NASDAQ:MRLN) a leasing company serving small and mid-sized businesses. He has 25 years of past service as a director of privately held companies. Mr. McGinty has also had leadership positions with various cultural and community organizations. The Board views Mr. McGinty's independence, his banking experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience.

        John T. Nesser, III was appointed a director in June 2012. He retired as Executive Vice President and Chief Operating Officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as Associate General Counsel in 1998 and spent over 10 years in various senior management roles, including as General Counsel, Chief Administrative Officer and Chief Legal Officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser also served as a director of Seahawk Drilling Incorporated from August 2009 to October 2011. In February 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Nesser holds a B.S. in Business Administration, majoring in finance and a J.D. from Louisiana State University. Mr. Nesser is a member of the Texas and Louisiana Bar Associations and is also a member of the Louisiana State University Law Center Board of Trustees. We believe that Mr. Nesser's significant prior experience in the roles of chief operating officer and general counsel and his legal and operational backgrounds make a significant contribution to the Board's mix of backgrounds and skills and qualify him to be a director.

        Michael W. Press has served as a director since the completion of the IPO in May 2011. He is a retired Chief Executive Officer of KBC Advanced Technologies PLC (LSE:KBC), a publicly traded international petroleum and petrochemicals consulting and software firm, a position he held from 1997 to 2001. Since 2001, Mr. Press has served on various boards of directors and worked with a number of private equity backed companies in the United States, Europe and Asia, often in preparation for a public listing or sale. He has served on the board of directors for Chart Industries (NASDAQ: GTLS) since 2006 and is currently its lead independent director, a member of its audit committee and chairman of its nominations and corporate governance committee. Mr. Press previously served as a director of Petrofac, Ltd. (LSE:PFC) from 2002 to 2010, as a director, audit committee member, compensation committee member and nominating committee member for T-3 Energy Services, Inc. (NASDAQ:TTES) from 2004 to 2009 and as a director for RigNet, Inc. (NASDAQ:RNET) from 2007 to 2008. He holds a B.S. from Colorado College, an M.S. from Columbia University and an Advanced Management Program degree from Stanford University. Mr. Press brings substantial experience as a director and executive officer of publicly held companies and over 29 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He also has manufacturing, operations, finance, corporate governance and corporate development experience.

        Stephen A. Snider has served as a director since June 2011. Mr. Snider is a retired chief executive officer and director of Exterran Holdings, Inc. (NYSE:EXH), a global natural gas compression services company from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P. (NASDAQ:EXLP), a domestic natural gas contract compression services business from August 2007 to June 2009. Both companies are publicly traded and headquartered in Houston, Texas. Prior to that, Mr. Snider was President, Chief Executive Officer and director of Universal Compression Holdings Inc. ("Universal"), a supplier of equipment used to ship natural gas through pipelines, from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies, and also serves as a current director of Energen Corporation (NYSE:EGN) and Dresser-Rand Group Inc. (NYSE:DRC). Mr. Snider also served as a director of Seahawk Drilling Incorporated from August 2009 to February 2011. In February 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Snider also served as a director of T-3 Energy Services, Inc. from 2003 to July 2007. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and a M.B.A. from the University of Colorado at Denver. Mr. Snider brings to the Company leadership experience, including as a public company Chief Executive Officer, and extensive experience in the energy industry, including approximately 25 years dedicated to natural gas compression and processing.

        Charles A. Sorrentino has served as a director since April 2010 and as Chairman of the Board since the completion of our IPO in May 2011. Most recently, he served at Houston Wire & Cable Co. (NASDAQ:HWCC) as President and Chief Executive Officer from 1998 until his retirement in 2011. Prior to joining Houston Wire & Cable Co., he served as President of Pameco Corporation (NYSE:PCN), a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the NYSE following an IPO in 1997 and was later merged into a larger company. Prior to working with Pameco, Mr. Sorrentino served with PepsiCo, Inc. (NYSE:PEP) for nine years. During this time, he held a variety of positions, including Subsidiary President, Division Vice President and Region Vice President. After completing college, he served twelve years with United Technologies (Sundstrand Corporation) (NYSE:UTX), a manufacturer of industrial, heating and air conditioning components in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino also serves as a director of GSE Holding, Inc. (NYSE:GSE). Mr. Sorrentino earned a M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering from Southern Illinois University. He also served in the United States Marine Corps. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of both public and privately held company experience to the Board.

Executive Officers

        The following table and biographies set forth certain information about our executive officers. Information pertaining to Mr. Bingham, who is both a director and an executive officer of the Company, may be found in the section above entitled "Directors." Throughout this Proxy Statement, we refer to Messrs. Bingham, Alexander, Peterson and van der Salm collectively as our "Named Executive Officers."

Name	Title	Age as of the 2012 Annual Meeting
George P. Alexander	Executive Vice President, Global Sales	61
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Secretary	55
Johannes (René) van der Salm	Senior Vice President, Global Operations	48

        George P. Alexander joined Thermon in August 1971 working in the production department. He then spent time in various senior management roles before accepting the role of Senior Vice President, Eastern Hemisphere in 2005. Mr. Alexander assumed responsibility for the Company's global sales and marketing effort in his current role as Executive Vice President, Global Sales in 2011. During Mr. Alexander's tenure with the Company, he established the Company as the primary supplier for heat tracing systems to the nuclear power generation industry and co-authored IEEE 622 "IEEE Recommended Practice for the Design and Installation of Electric Pipe Heating Systems for Nuclear Power Generating Stations" published in 1979. Mr. Alexander initiated the formation of Thermon's Customer Advisory Council. This Council consists of twelve representatives of major corporations from the refining and chemical industries. They, along with the Company's Distributor Council, provide management with essential feedback regarding current and future industry practices and needs. Mr. Alexander holds a B.S. in Mathematics from Texas State University.

        Jay C. Peterson joined Thermon in July 2010 as Chief Financial Officer. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Forgent Networks, Inc, a NASDAQ listed company. Mr. Peterson started with Forgent Networks in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent Networks, Mr. Peterson was Assistant Controller in Dell Computer Corporation's $1B Direct division. He also spent 11 years in various financial management positions with IBM Corporation. Mr. Peterson holds an M.B.A. and a B.A. from the University of Wisconsin.

        Johannes (René) van der Salm joined Thermon in October 2001 as European Logistics Manager. In 2006, Mr. van der Salm was promoted to Vice President, Manufacturing and Logistics. During that period he divided his time between the U.S. and European operations. In 2007, Mr. van der Salm relocated to the United States and was promoted to Senior Vice President, Operations. He has been instrumental in the global implementation of the Company's ERP software. In 2011, Mr. van der Salm was promoted to Senior Vice President, Global Operations. Mr. van der Salm holds a B.S. in

Mechanical Engineering from the Amsterdam Technical University. After fulfilling his military service, he worked as Sales Engineer, Project Manager and Production Manager in supplying the petrochemical industry prior to joining Thermon.

Corporate Governance

        The Board oversees the Company's Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to assure that the long-term interests of the stockholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and Code of Business Conduct and Ethics, available on the Company's website at http://ir.thermon.com/governance.cfm. Stockholders can also obtain a free copy by writing to the Director of Investor Relations, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

        The Board met a total of seven times during Fiscal 2012. During that period, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

        There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.

Board Composition and Director Independence

        The composition of our Board is currently balanced among six independent directors, a director affiliated with our principal stockholder and private equity sponsor and a management director. The balance between independent directors and affiliated directors is important to us for several reasons, including:

  •
  Each of our independent directors contributes an outside point of view that we value for providing multiple perspectives to the Board's oversight and direction of the Company and facilitating objectivity in its decision-making process.

  •
  Because of his affiliation with our principal stockholder and private equity sponsor, Mr. George is particularly attuned to strategic, financial and other matters that may affect our stockholders' investments in the Company.

  •
  Mr. Bingham, who has been with the Company for over 40 years, brings to the Board an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.

Director Independence

        The Board reviews the independence of each director annually. In determining the independence of our directors, the Board considered Section 303A of the listing standards of the NYSE and applicable SEC rules as well as all relevant facts and circumstances. Based on the foregoing criteria, the Board has affirmatively determined that Messrs. Goodrich, McGinty, Nesser, Press, Snider and Sorrentino are independent. Messrs. Goodrich, Press, Snider and Sorrentino comprised the members of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board during Fiscal 2012. There were no transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence and the Board found that none of these directors had a material or other disqualifying relationship with the Company.

        Mr. Bingham, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Mr. George is not an independent director by virtue of his relationship with CHS. Messrs. Hennessy and Simmons, who resigned from our Board on May 10, 2011, were not independent directors by virtue of their relationship with CHS. Mr. Alexander, who resigned from our Board on May 10, 2011, was not an independent director by virtue of his employment with the Company. Mr. Cooper, who resigned from our Board on May 4, 2012, was not considered independent based on his relationship with Thompson Street Capital Partners ("TSCP"), one of our private equity sponsors.

Board Leadership Structure

        Upon Mr. Hennessy's resignation from the Board and as its Chairman in connection with the completion of our IPO on May 10, 2011, the Board appointed Mr. Sorrentino as Chairman of the Board. The Board believes that its current leadership structure best serves the objectives of the Board's oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company's overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. The Board, however, periodically reviews the leadership structure and may make changes in the future.

Committees of the Board of Directors

        The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each committee during Fiscal 2012 are identified in the table below:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard E. Goodrich	Chair	Member	Member
Michael W. Press	Member	Member	Chair
Stephen A. Snider	Member	Chair	Member
Charles A. Sorrentino	Member	Member	Member

        Following the 2012 Annual Meeting, we anticipate that the committee composition will change as follows:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard E. Goodrich	Chair	Member	—
Kevin J. McGinty	Member	Member	—
John T. Nesser	Member	—	Member
Michael W. Press	—	Member	Chair
Stephen A. Snider	—	Chair	Member
Charles A. Sorrentino	Member	—	Member

        The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on the Company's website at http://ir.thermon.com/governance.cfm.

        The Audit Committee has responsibility for, among other things, reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our code of ethics. The Board has determined that all members of the Audit Committee meet the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE and that each is financially literate and qualified to address any issues that are likely to come before the audit committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board has determined that Mr. Goodrich qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on his education and experience in his respective fields. The Board has determined that each of Messrs. Goodrich, McGinty, Nesser, Press, Snider and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Audit Committee met a total of five times during Fiscal 2012.

        The Compensation Committee has responsibility for, among other things, reviewing and approving the compensation and benefits of our executive officers, administering our employee benefit plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements. The Board has determined that all members of the Compensation Committee are independent directors under the rules of the NYSE. The Compensation Committee met a total of four times during Fiscal 2012.

        The Nominating and Corporate Governance Committee has responsibility for, among other things, identifying, evaluating and recommending nominees for appointment or election as directors, developing and recommending a set of corporate governance guidelines, considering and approving director compensation and overseeing the evaluation of our Board and its committees.

        The Nominating and Corporate Governance Committee has not established specific minimum education, experience, or skill requirements for potential members, but, in general, nominees for director will be selected on the basis of their experience, background, judgment, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment and willingness to devote adequate time to Board duties. We expect that qualified candidates will have high-level managerial experience in a complex and global organization, and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company's success and represent stockholder interests through sound judgment. The Nominating and Corporate Governance Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on the Board, and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity of the Board, and the Nominating and Corporate Governance Committee discusses the value of diversity during its annual review of Board composition.

        The Nominating and Corporate Governance Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third party search firms, and stockholders. Before considering any nominee, the Nominating and Corporate Governance Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Nominating and Corporate

Governance Committee, as well as other members of the Board and management, as appropriate, interview the nominee. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation and refers the nominee to the full Board for consideration. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice and other procedures contained in our Bylaws.

        The Nominating and Corporate Governance Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Nominating and Corporate Governance Committee.

        The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the rules of the NYSE. The Nominating and Corporate Governance Committee met a total of six times during Fiscal 2012. Additionally, the Nominating and Corporate Governance Committee appointed an interview subcommittee, which met one time during Fiscal 2012.

Communications with Directors

        A stockholder who wishes to communicate directly with the Board, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
100 Thermon Drive
San Marcos, Texas 78666

        We will forward all stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Compensation of Directors

        The Board determines the form and amount of director compensation after its review of recommendations made by the Nominating and Corporate Governance Committee. We do not pay our employee directors or directors affiliated with our private equity sponsors fees for services as directors. All of our directors are reimbursed for their reasonable expenses, if any, of attendance at Board, committee and stockholder meetings and other Board activities.

        Our Board was comprised of the following directors during Fiscal 2012: George P. Alexander, Rodney L. Bingham, James A. Cooper, Marcus J. George, Richard E. Goodrich, Daniel J. Hennessy, Brian P. Simmons and Charles A. Sorrentino. Messrs. Alexander, Hennessy and Simmons resigned upon the completion of our IPO in Fiscal 2012. Mr. Alexander remains employed by the Company as Executive Vice President, Global Sales. Michael W. Press and Stephen A. Snider became directors subsequent to the completion of our IPO in Fiscal 2012. Kevin J. McGinty and John T. Nesser became directors in Fiscal 2013.

        Prior to our IPO, we paid Messrs. Sorrentino and Goodrich, our non-employee directors who are not affiliated with our private equity sponsors, as follows: (i) $1,500 per meeting for attendance at in-person meetings of the Board and $750 per meeting for participation in telephonic meetings of the Board; (ii) $1,000 per meeting for attendance at in-person meetings of the committees of the Board and $500 per meeting for participation in telephonic meetings of the committees of the Board; (iii) an annual retainer of $25,000, payable quarterly, for serving as a member of the Board; and (iv) an annual retainer of $5,000, payable quarterly, for serving as a member or chair of any committee of the Board.

        Based on the advice of Longnecker & Associates, an independent compensation consultant retained by the Compensation Committee, effective upon the consummation of our IPO, we revised our non-employee, non-affiliated director compensation program as follows: (i) the annual retainer fee for serving as a member of the Board increased from $25,000 to $35,000; (ii) the annual retainer fee for serving as the audit committee chair increased from $5,000 to $10,000; (iii) the annual retainer fee for serving as the compensation committee chair increased from $5,000 to $7,500; (iv) the annual retainer fee for serving as the nominating and corporate governance committee chair was established at $7,500; (v) an additional annual retainer for serving as the non-executive chairman of the Board was established at $52,500 per year; and (vi) independent directors receive an annual equity grant with a grant date fair value equal to $45,000. Non-employee, non-affiliated directors continue to receive: (i) $1,500 per meeting for attendance at in-person meetings of the Board and $750 per meeting for participation in telephonic meetings of the Board; and (ii) $1,000 per meeting for attendance at in-person meetings of the committees of the Board and $500 per meeting for participation in telephonic meetings of the committees of the Board. Other than the committee chairs, directors do not receive an additional retainer for serving as a committee member. All retainers are paid in quarterly installments. Meeting attendance fees are paid quarterly in arrears.

FISCAL 2012 DIRECTOR COMPENSATION

        The following table provides information regarding the compensation of our non-employee and non-affiliated directors for Fiscal 2012. The compensation paid to Messrs. Bingham and Alexander is presented below under "Executive Compensation." Messrs. Bingham and Alexander did not receive any additional compensation for service as members of the Board. As directors affiliated with our private equity sponsors, Messrs. Hennessy, Simmons, George and Cooper did not receive any compensation for their services as members of the Board. Messrs. McGinty and Nesser were appointed directors in Fiscal 2013 and therefore did not receive any compensation in Fiscal 2012.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Richard E. Goodrich	63,500	44,992	108,492
Michael W. Press(2)	53,208	44,992	98,200
Stephen A. Snider (2)	45,667	44,992	90,658
Charles A. Sorrentino (3)	103,125	44,992	148,117

(1)
On June 8, 2011, the Board approved the issuance of the annual equity grant to each of Messrs. Goodrich, Press, Snider and Sorrentino, in the form of a Restricted Stock Award ("RSA") equal to 3,784 shares of the Company's common stock, subject to a two-year vesting requirement. The number of shares subject to the RSA was determined by dividing $45,000 by the per-share closing price of the Company's common stock on the date of grant (rounded down to the nearest whole share).

The following table presents the number of outstanding and unexercised option awards and unvested RSAs held by each director as of March 31, 2012:

Name	Number of Shares Subject to Outstanding Options	Number of Unvested RSAs
Richard E. Goodrich	8,358	3,784
Michael W. Press	—	3,784
Stephen A. Snider	—	3,784
Charles A. Sorrentino	16,358	3,784
(2)
Messrs. Press and Snider joined the Board in May 2011 and June 2011, respectively.

(3)
The fees received by Mr. Sorrentino include an additional retainer of $52,500 for his service as our non-executive Chairman of the Board.

Board Oversight of Risk Management

        The Board believes that evaluating how senior management manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company.

        While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structures and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management's response to those risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

        With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives' base salaries are fixed in amount and thus do not encourage risk-taking. Short-term incentive opportunities are generally capped and are tied to overall corporate performance. The compensation provided to the executive officers in the form of long-term equity awards helps further align executives' interests with those of the Company's stockholders.

        The Compensation Committee has also reviewed the Company's compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company's annual short-term and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure the Company's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are discretionary and management has the authority to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the our executive officers, the Company intends to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.

Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys' fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Our second amended and restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL. Our second amended and restated certificate of incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and certain officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).

        Our amended and restated bylaws further provide that we shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we shall not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our board of directors.

        Our second amended and restated certificate of incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

        We have purchased liability insurance covering our directors and officers and certain other management personnel.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee was established on July 28, 2010. Prior to the IPO, its members consisted of Charles A. Sorrentino (Chair), Daniel J. Hennessy and Brian P. Simmons. Messrs. Hennessy and Simmons resigned as directors and members of the compensation committee upon completion of our IPO on May 10, 2011. Messrs. Hennessy and Simmons are partners of CHS, one of our private equity sponsors. See the section entitled "Certain Relationships and Related Party Transactions."

        Immediately following the IPO, our Compensation Committee consisted of Messrs. Goodrich, Press and Sorrentino. Mr. Snider joined the Compensation Committee and was appointed its Chair on June 1, 2011. None of Messrs. Goodrich, Press, Snider or Sorrentino is or has been an employee or officer of the Company, or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Board currently consists of eight directors with each term expiring at the 2012 Annual Meeting. The authorized number of directors is presently fixed at eight. Our former Chairman of the Board Daniel J. Hennessy and our former directors Brian P. Simmons and George P. Alexander resigned from their positions on the Board upon the consummation of our IPO on May 10, 2011. Mr. Alexander remains employed as our Executive Vice President, Global Sales. The Board appointed Michael W. Press and Stephen A. Snider as directors on May 10, 2011 and June 1, 2011, respectively. The Board also appointed Charles A. Sorrentino as Chairman of the Board, effective May 10, 2011. James A. Cooper resigned from the Board on May 4, 2012, prior to the first anniversary of the listing date of our common stock with the NYSE, in accordance with the terms of the securityholder agreement. Messrs. Hennessy and Cooper currently serve as non-voting board observers. The Board appointed Kevin J. McGinty and John T. Nesser as directors, effective June 15, 2012.

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Messrs. Bingham, George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino for election at the 2012 Annual Meeting.

        Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2012 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

        The Board of Directors unanimously recommends that stockholders vote "FOR" the election of Messrs. Bingham, George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        On April 8, 2011, the Board adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) shall then consider such Related Person Transaction for approval or ratification.

        In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a Related Person;

  •
  the nature of the interest of the Related Person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

        No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director shall participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

Related Party Transactions

CHS Transactions

        On April 30, 2010, an investor group led by entities affiliated with CHS and TSCP acquired a controlling interest in us (the "CHS Transactions") from our predecessor, Thermon Holdings, LLC. In September 2011, Thermon Holdings, LLC distributed funds from the general indemnity escrow related to the CHS Transactions. Messrs. Bingham, Alexander and van der Salm received distributions of $340,864, $442,472 and $98,130, respectively.

        Pursuant to the stock purchase agreement governing the CHS Transactions, we are required to pay to Thermon Holdings, LLC, within 30 days after each calendar quarter following the closing of the CHS Transactions, the net amount of cash released to us during such quarterly period that, as of April 30, 2010, had been posted or otherwise used to secure our performance bonds, bank guarantees, letters of credit or similar obligations. On April 28, 2011, July 27, 2011, October 31, 2011 and January 31, 2012, we made restricted cash payments in the amounts of $372,482, $153,540, $137,371, $22,018 and $131,184, respectively, to Thermon Holdings, LLC for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, respectively, and we currently estimate the aggregate amount of the remaining restricted cash payments will be approximately $0.8 million. We believe that any amount paid to Thermon Holdings, LLC in respect of the post-closing working capital and income tax adjustments or restricted cash payment obligation will be subsequently distributed on a pro rata basis to the equity holders of Thermon Holdings, LLC, including Messrs. Bingham, Alexander and van der Salm.

Securityholder Agreement

        Affiliates of CHS Capital LLC, or CHS, Thompson Street Capital Partners II, L.P., or TSCP, and Crown Investment Series LLC—Series 4, or Crown, which we refer to collectively as our private equity sponsors, and certain of our current and former executive officers, employees and directors, whom we refer to collectively as the management investors, are parties to an amended and restated securityholder agreement, as amended, which we refer to as the Securityholder Agreement, that sets forth certain significant provisions relating to, among other things, our board of directors, open market transfer restrictions, drag-along rights and registration rights.

        Board of directors.    The Securityholder Agreement provides that each of the parties thereto will vote its shares of our common stock and take all other necessary actions to cause our board of directors to include, so long as CHS owns, in the aggregate, capital stock representing 5% or more of the outstanding shares of our common stock, one director designated by CHS. CHS has the right to remove at any time, and to fill any vacancy arising from time to time with respect to, its respective designated director. In addition, the Securityholder Agreement provides that CHS and TSCP may designate a non-voting observer reasonably acceptable to us to attend any meetings of our board of directors, for so long as each owns, in the aggregate, capital stock representing 5% or more of the outstanding shares of our common stock.

        Transfer restrictions.    The Securityholder Agreement places certain restrictions on the transfer of our securities in the open market by current and former employee stockholders. Pursuant to the terms of the Securityholder Agreement, the management investors have agreed to certain limitations on their sales of our common stock in the open market. The provisions of the Securityholder Agreement effectively limit the aggregate number of shares of our common stock that may be sold during each calendar quarter by each management investor to 12.5% of the shares of common stock held by that management investor (taking into account any vested options) immediately following the sale of shares pursuant to the partial exercise of the underwriters' over-allotment option in the IPO on May 26, 2011. These limitations will cease to apply when CHS no longer owns 10% or more of the outstanding shares of our common stock.

        Drag-along rights.    In the event that CHS approves a sale of the Company (whether by merger, sale of shares of common stock, sale of substantially all of the assets of the Company and our subsidiaries, or otherwise), all other securityholders party to the Securityholder Agreement must, upon CHS' request, sell in such transaction the same percentage of their respective shares of common stock as CHS proposes to sell.

Registration Rights

        Demand registration rights.    The holders of at least a majority of the shares of our common stock that were originally issued to or transferred to CHS (other than those shares sold by CHS in the IPO or pursuant to one or more public offerings under the Company's shelf registration statement) may, subject to certain exceptions and conditions, demand registration of part or all of such shares under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Such securityholders are entitled to request an unlimited number of demand registrations and to select the managing underwriter for any public offering pursuant to such a demand registration, subject to our reasonable approval; provided, however, that such a registration may not be demanded during the six-month period immediately following the effective date of any long-form registration statement. We may, but not more than once in any 365-day period, defer such a registration for up to six months if we are advised by our counsel that undertaking such registration would accelerate the disclosure of a material development involving us, and we determine in good faith that such disclosure is not in our best interests. The Company's shelf registration statement filed with the SEC on June 1, 2012 relating, in part, to the possible offering and sale, from time to time, of up to 18,079,940 shares of our common stock by our private equity sponsors and the management investors has been filed pursuant to a request made by CHS pursuant to such demand registration rights. No securities may be sold under the shelf registration statement until it has been declared effective by the SEC.

        Piggyback registration rights.    If, at any time, we determine (or are required as a result of a demand registration) to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business, each securityholder party to the Securityholder Agreement will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations.

        Cutback.    In connection with the above demand and piggyback registrations, the managing underwriters may limit, including entirely, the number of shares offered for marketing reasons. In such case, the shares to be included in the registration will be prioritized in accordance with the terms of the Securityholder Agreement.

        Expenses.    We are required to pay the expenses associated with preparing and filing any registration statement in connection with the above demand and piggyback registrations, other than any underwriting discounts and commissions applicable to the sale of shares.

Manager Equity Agreements

        We and CHS have entered into manager equity agreements with each of our management investors, which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor's employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor's employment for cause, we will have the option to repurchase any of such management investor's securities at the lower of cost or the fair market value (as determined in good faith by our board of directors) of such securities. Rodney Bingham, George P. Alexander and René van der Salm are among the management investors who are party to manager equity agreements.

Management Fee

        Upon the closing of the CHS Transactions, we entered into a management services agreement with our private equity sponsors, including CHS, TSCP, Crown Investment Series LLC—Series 4 ("Crown") and Star Investment Series LLC—Series 1 ("Star"), and pursuant to which each provided management, consulting, financial and other advisory services to us. The management services agreement included customary indemnification provisions in favor of the private equity sponsors. Pursuant to such agreement, we paid management fees of $207,752, $45,736 and $2,326 to CHS, Crown and Star, respectively, during the two months ended May 30, 2011. We also paid expense reimbursement of $88,314 and $21,177 to CHS and TSCP, respectively, during Fiscal 2012. In connection with the IPO, we entered into an agreement with the sponsors to terminate the management and consulting services provided under the management services agreement and to eliminate our obligation to pay any management fees going forward. Pursuant to the terms of such termination agreement, we paid a one-time cash termination fee in the aggregate amount of $7,356,757 (of which $5,032,570 was paid to CHS, $1,159,936 was paid to TSCP, $1,107,906 was paid to Crown and $56,345 was paid to Star). Our obligations with respect to the indemnification of the sponsors or their respective affiliates and reimbursement of their expenses were not affected by such termination. We financed the payment of the termination and advisory fees from available cash on hand.

20

Agreements with Management

        In connection with our IPO, we also entered into indemnification agreements with each of our directors and certain officers, including all of our Named Executive Officers. The indemnification agreements and indemnification provisions included in our second amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Management—Indemnification of Directors and Officers."

Other Compensation

        Sarah Alexander, daughter of George Alexander, our Executive Vice President, Global Sales, is employed as our Corporate Counsel and Director of Investor Relations. During Fiscal 2012, Ms. Alexander received compensation including a base salary of $84,231, bonuses totaling $46,000 and $4,187 in other employee benefits (including company contributions to her 401(k) account and group life insurance benefits). In addition, on May 4, 2012, Ms. Alexander was granted a stock option under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan to purchase an aggregate of 2,200 shares of our common stock at an exercise price of $12.00. The option vests in equal annual installments over five years.

21

AUDIT COMMITTEE REPORT

        The role of the Audit Committee includes assisting the Board in its oversight of the Company's financial reporting process. In performing this oversight function, the Audit Committee has:

  •
  reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

  •
  discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

  •
  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

        The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the Annual Report.

Submitted by the Audit Committee of the Board of Directors
Richard E. Goodrich (Chair) Michael W. Press Stephen A. Snider Charles A. Sorrentino

AUDIT AND NON-AUDIT FEES

        The following sets forth fees billed for the audit and other services provided by Ernst & Young LLP for the last two fiscal years.

	Year Ended March 31, 2012	Year Ended March 31, 2011
Audit Fees(1)	$576,300	$637,500
Audit-Related Fees(2)	—	440,000
Tax Fees(3)	312,800	416,100
All Other Fees(4)	—	107,375

Total	$889,100	$1,600,975

(1)
Consists of fees and expenses for integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviews of documents filed with the SEC.

(2)
Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees," including review of registration statements and preparation of comfort letters and services in connection with our IPO.

(3)
Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

(4)
Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees," including transaction advisory services rendered in connection with the Acquisition and our IPO.

Pre-Approval Policies and Procedures

        All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. Pursuant to its charter, the primary purposes of our Audit Committee include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; (ii) to pre-approve all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors and (iii) to establish the fees and other compensation to be paid to our external auditors. The audit committee has reviewed the external auditors' fees for audit and non-audit services for Fiscal 2012. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors' independence and has concluded that they are compatible at this time.

        The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by Ernst & Young LLP for Fiscal 2013. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

        Furthermore, the Audit Committee will review the external auditors' proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2013. Our Board recommends ratification of the Audit Committee's appointment of Ernst & Young LLP. If our stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

        Representatives of Ernst & Young LLP will be present at the 2012 Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the meeting.

        The Board of Directors unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company's common stock by (i) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock based solely on the Company's review of SEC filings; (ii) each director; (iii) each Named Executive Officer; and (iv) all directors and Named Executive Officers as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the respective person or group holding such options but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 30,351,412 shares of common stock outstanding as of the Record Date, plus options exercisable on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders:
CHS Private Equity V LP(1)	9,479,559	31.2%
Thompson Street Capital Partners II, L.P.(2)	3,316,673	10.9%
Crown Investment Series LLC—Series 4(3)	2,766,589	9.1%
Executive Officers and Directors
George P. Alexander(4)	474,297	1.6%
Rodney L. Bingham(5)	476,350	1.6%
Jay C. Peterson(6)	131,845	*
Johannes (René) van der Salm(7)	343,067	1.1%
Marcus J. George(8)	9,483,451	31.2%
Richard E. Goodrich(9)	33,388	*
Kevin J. McGinty	—	—
John T. Nesser, III	—	—
Michael W. Press	3,784	*
Stephen A. Snider	5,784	*
Charles A. Sorrentino(10)	49,011	*
All executive officers and directors as a group (11 persons)(11)	11,000,977	35.6%

*
Less than 1% of our outstanding common stock.

(1)
CHS Private Equity V LP is the record owner of 9,479,559 shares. The shares of our common stock owned by CHS Private Equity V LP may be deemed to be beneficially owned by CHS Management V, which is the sole general partner of CHS Private Equity V LP, and CHS, which is the sole general partner of CHS Management V. The Investment Committee of CHS exercises sole voting and dispositive powers with respect to the shares of the Company held by CHS Private Equity V LP. The members of the Investment Committee are Brian P. Simmons, Daniel J. Hennessy, Thomas J. Formolo, David O. Hawkins and Richard A. Lobo, whom we collectively refer to as the Investment Committee Members. Each of the Investment Committee Members and CHS Management V disclaims beneficial ownership of the shares of the Company held by CHS

  Private Equity V LP, except to the extent of a pecuniary interest therein. The address of each of the Investment Committee Members and CHS Management V is c/o CHS Capital LLC, 10 South Wacker Drive, Suite 3175, Chicago, Illinois, 60606. See "Certain Relationships and Related Party Transactions" for a discussion of other material relationships with the Company.

(2)
Thompson Street Capital II GP, L.P. is the general partner of Thompson Street Capital Partners II, L.P. Thompson Street Capital LLC is the general partner of Thompson Street Capital II GP, L.P. Mr. James A. Cooper is the sole member of Thompson Street Capital LLC. Each of Thompson Street Capital II GP, L.P., Thompson Street Capital LLC, and Mr. Cooper may be deemed to share beneficial ownership of any shares beneficially owned by Thompson Street Capital Partners II, L.P., but each disclaims such beneficial ownership except to the extent of a pecuniary interest therein. The address of each of the entities listed in this footnote and Mr. Cooper is c/o Thompson Street Capital LLC, 120 South Central Avenue, Suite 600, Saint Louis, Missouri 63105. See "Certain Relationships and Related Party Transactions" for a discussion of other material relationships with the Company.

(3)
Crown Investment Series LLC—Series 4 ("Crown") has sole voting power and authority over 2,766,589 shares. Longview Asset Management LLC ("Longview") is the manager of Crown, and holds voting power and investment powers over such shares held by Crown. Under the terms of the Amended and Restated Limited Liability Company Agreement of Longview, dated July 1, 2003, Edward Memorial Trust, as Managing Member of Longview, has exclusive right, power and authority to manage and control the business and affairs of Longview. Geoffrey F. Grossman is Trustee of the Edward Memorial Trust. Each of Mr. Grossman, not individually but as Trustee of the Edward Memorial Trust, the Edward Memorial Trust and Longview disclaims beneficial ownership of the Shares held by Crown, except to the extent of a pecuniary interest therein. The address of Crown and Longview is c/o Crown Investment Series LLC, 222 North LaSalle Street, Chicago, Illinois 60601. The address of Mr. Grossman is c/o Seyfarth, Shaw LLP, 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603.

(4)
Includes 95,460 shares owned by the Bridget Alexander Trust, which is for the benefit of spouse Bridget Alexander, 95,460 shares owned by the George Alexander Trust, which is for the benefit of George Alexander, 95,460 shares owned by spouse Bridget Alexander and 92,457 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(5)
Includes 91,433 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(6)
Includes 131,845 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(7)
Includes 186,021 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(8)
Includes 9,479,559 shares owned by CHS Private Equity V LP. See note 1 above. Mr. George is a limited partner of CHS Management V LP, which is the general partner of CHS Private Equity V LP. Also includes 3,842 shares owned directly by Mr. George and 50 shares owned by minor children sharing Mr. George's household. Mr. George is a partner of CHS Capital LLC, an affiliate of CHS Private Equity V LP. See note 1 above. Mr. George disclaims beneficial ownership of shares held by CHS Private Equity V LP and his minor children, except to the extent of a pecuniary interest therein.

(9)
Includes 8,358 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(10)
Includes 16,358 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(11)
Includes shares for which Mr. George has disclaimed beneficial ownership. See note 8 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met during Fiscal 2012, except as follows: (i) one Form 4 was filed for Richard E. Goodrich on February 22, 2012 with respect to the purchase of 2,000 shares of our common stock on May 10, 2011 and (ii) one Form 4 was filed for Marcus J. George on March 20, 2012 with respect to the purchase of 3,000 shares of our common stock on May 10, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") provides a discussion of the background and objectives of our compensation programs for our Fiscal 2012 Named Executive Officers, listed in the table below. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

Name	Title
Rodney L. Bingham	President and Chief Executive Officer
George P. Alexander	Executive Vice President, Global Sales
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Secretary
Johannes (René) van der Salm	Senior Vice President, Global Operations

Executive Summary

        We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executives as well as motivate management to maximize performance while building stockholder value. We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the heat tracing industry. Some of our accomplishments during Fiscal 2012 include:

  •
  revenue grew to $270.5 million in Fiscal 2012, representing an increase of $31.7 million or 13.3% over the prior year;

  •
  strong earnings and cash flow were utilized to decrease the Company's long-term debt from $210.0 million outstanding on March 31, 2011 to $139.1 million outstanding on March 31, 2012, a $70.9 million or 34% reduction; and

  •
  total stockholder return from May 5, 2011, our first trading day following the IPO, through March 30, 2012 was 71.4%.

        Prior to and in the months following our IPO, we implemented several key changes to our compensation program to correspond with compensation practices typically found in public companies. Key changes included:

  •
  the Compensation Committee engaged Longnecker & Associates ("L&A"), an independent compensation consultant, to assist the Compensation Committee in reviewing, evaluating and making compensation decisions;

  •
  the Compensation Committee developed a framework for comparing our Named Executive Officers' compensation to the compensation of executives with comparable positions in our peer group;

  •
  the Compensation Committee implemented a short-term incentive program for our Named Executive Officers based on the achievement of pre-established corporate objectives;

  •
  the Compensation Committee implemented a long-term equity-based awards program under which our executives may receive equity awards to align their interest with our stockholders' interests and encourage them to work toward the long-term success of the Company;

  •
  we entered into new employment agreements with certain of our senior executives in anticipation of becoming a public company; and

  •
  we adopted stock ownership guidelines for our directors and executive officers, designed to promote a long-term view of our performance.

Objectives of Our Compensation Program

        Our executive compensation program is designed to attract, retain, and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

  •
  management's interests should be closely aligned with the interests of our stockholders and our compensation programs are designed to reward strong financial performance;

  •
  compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

  •
  differences in compensation should reflect differing levels of responsibilities; and

  •
  performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

Executive Compensation Process

Role of the Compensation Committee and the Chief Executive Officer

        The Compensation Committee determines all compensation for the Named Executive Officers. Each year, the Compensation Committee conducts an evaluation of the Chief Executive Officer to determine if a change in his compensation is appropriate after considering factors such as the Company's performance and relative stockholder return, the compensation received by chief executive officers at comparable companies and historical compensation levels received by Mr. Bingham. Mr. Bingham did not participate in the Compensation Committee's deliberations or decisions with regard to his own compensation. At the Compensation Committee's request, the Chief Executive Officer conducts a performance evaluation of each of the other Named Executive Officers and reviews the results with the Compensation Committee to assist it in determining whether changes in their compensation are appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer's evaluation of the other Named Executive Officers because of his direct knowledge of each executive officer's performance and contributions.

Role of Outside Advisors

        In January 2011, the Compensation Committee selected and directly engaged L&A to conduct an independent, third party executive compensation review and provide analyses, conclusions and recommendations to assist the Compensation Committee in developing a framework for comparing our executives' compensation to the market. L&A's preliminary objectives included: (i) review the total direct compensation (base salary, annual incentives, and long-term incentives) for each of the Named Executive Officers; (ii) assess the competitiveness of executive compensation, based on revenue size and market capitalization, as compared to the peer group and published survey companies in the manufacturing industry; (iii) recommend a peer group for consideration by the Compensation Committee; and (iv) provide conclusions and recommendations for the total direct compensation packages of each Named Executive Officer. The independent compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During Fiscal 2012, L&A regularly participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, our proxy disclosure, and individual pay decisions. While L&A consulted with management in performing work requested by the Compensation Committee, it did not perform any separate services for management.

Peer Companies and Market Comparison

        For Fiscal 2012, the Compensation Committee considered information regarding market pay practices to ensure that it made informed decisions on executive pay packages. The Compensation Committee did not target the specific compensation elements or total compensation against the market data. Instead, the Compensation Committee utilized the market data to assess the overall competitiveness and reasonableness of the Company's executive compensation program. Market pay practices are based on peer group proxy data and published survey data. While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not rely on this information to target any specific pay percentile for our executive officers as the Compensation Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels. The factors that influence the amount of compensation awarded include market competition for a particular position, an individual's experience and past performance, tenure with the Company and associated institutional knowledge, long-term potential with the Company, and past and future performance objectives.

        In February 2011, with the assistance of L&A, the Compensation Committee identified a group of companies to use to evaluate Fiscal 2012 compensation decisions. Establishing a peer group was difficult because we operate in a specialized industry in which there are few direct peers. In determining the peer group, the Compensation Committee selected publicly traded manufacturing companies that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Initial Compensation Peer Group").

        The following companies comprised the Initial Compensation Peer Group:

AAON, Inc.	II-VI, Inc.	Robbins & Myers, Inc.
Chart Industries, Inc.	OYO Geospace Corporation	Spectrum Control, Inc.(1)
Colfax Corporation	Powell Industries, Inc.	STR Holdings, Inc.
Dril Quip, Inc.	Pulse Electronics Corp.	Vicor Corporation

(1)
Spectrum Control, Inc. was acquired by API Technologies Corp. in June 2011 and subsequently removed from the Initial Compensation Peer Group.

        In November 2011, the Compensation Committee decided to expand the Company's Peer Group from 12 to 16 entities to ensure appropriate coverage of the markets and industries in which we participate. The following companies, together with the Initial Peer Group, comprise the Company's "Compensation Peer Group".

Advanced Energy Industries, Inc.	AZZ Incorporated	Ultralife Corp.
American Superconductor Corp.	Generac Holdings Inc.

        The Fiscal 2012 base salaries and short-term and long-term incentive opportunities for each of the Named Executive Officers were determined prior to the identification of the expanded Compensation Peer Group described above. Therefore, the Compensation Committee only considered market data from the Initial Compensation Peer Group in evaluating Fiscal 2012 compensation decisions. It is expected that the Compensation Peer Group will be used to evaluate Fiscal 2013 compensation decisions.

Elements of Our Compensation Program

Base Salaries

        Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each Named Executive Officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive's scope of responsibility and accountability with us, as well as the complexity of the applicable position. The compensation opportunity beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for our stockholders. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive's position and the ability of that position to influence overall Company performance. Furthermore, in setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive.

        The initial Fiscal 2012 base salaries for each of Messrs. Bingham, Alexander and van der Salm were established pursuant to the terms of their respective employment agreements, each of which was negotiated in connection with our IPO in April 2011. The Compensation Committee considered each Named Executive Officer's historical performance, peer company data and published survey data provided by L&A in determining each executive's base salary as set forth in the respective employment agreements, but did not specifically target a particular percentile or a specific range.

        Mr. Bingham's employment agreement provided a base salary increase from $280,000 to $350,000 in recognition of the additional duties, responsibilities and risks associated with serving as President and Chief Executive Officer of a publicly traded company. Mr. Alexander's employment agreement provided a base salary increase from $250,000 to $295,000 in recognition of his promotion to Executive Vice President, Global Sales and as compensation for assuming direct responsibility for the Company's global sales and marketing effort. Mr. van der Salm's employment agreement provided a base salary increase from $160,000 to $190,000 in recognition of his promotion to Senior Vice President, Global Operations and as compensation for assuming direct responsibility for the Company's operations globally. Effective March 1, 2012, Mr. van der Salm received a salary increase to $215,000, in recognition of his achievements during the year, including his efforts related to the completion of the expansion of our primary manufacturing facility in San Marcos, Texas.

        Mr. Peterson received a performance evaluation in July 2011, following his first full year of employment with the Company. Following that performance evaluation, his salary increased from $225,000 to $250,000 in recognition of his achievements during his first year with the Company, including the successful completion of our IPO and the additional duties, responsibilities and risks associated with serving as Chief Financial Officer of a publicly traded company.

Bonuses

Short-Term Incentives

        Historically, we have provided our Named Executive Officers and other worldwide employees with the opportunity to earn annual cash incentives based on overall Company performance. We believe that these incentives help create a "pay for performance" culture by providing an opportunity to earn competitive compensation that is linked to our performance as well as hold our executives accountable and reward them based on actual business results. Consistent with this culture, short-term incentives can represent a significant portion of total compensation.

        The Compensation Committee established a Fiscal 2012 corporate incentive pool for our annual cash incentive program equal to 9% of Fiscal 2012 adjusted operating income (as defined below), to be funded if adjusted operating income exceeded the Fiscal 2012 budget. The Fiscal 2012 corporate incentive pool will be allocated among our eligible employees worldwide, with approximately 20% of the total pool allocated to the Named Executive Officers as described below. For purposes of the corporate incentive pool, operating income is defined as gross profit, less operating expenses, plus amortization of intangible assets, the stock-based compensation expense that was accelerated in connection with our IPO, and management fees and expenses.

        In April 2011, we adopted a short-term incentive program for each of the Named Executive Officers that is based on a combination of pre-established performance metrics as described below. The baseline for each performance metric was calculated as an average of the Company's actual results in the fiscal years ending March 31, 2010 and 2011. The payouts for actual results that fall between the levels specified below are prorated. The Compensation Committee believes that these performance metrics incentivize our executives to focus on multiple performance drivers throughout our business. Under the short-term incentive program for Fiscal 2012, Mr. Bingham was eligible to earn up to 100% of his base salary and each of Messrs. Alexander, Peterson and van der Salm was eligible to earn up to 75% of their respective base salaries.

        The following table details the targets and weight for each performance metric for each of Messrs. Bingham, Alexander and Peterson:

Objective	Level 1 0%	Level 2 50%	Level 3 75%	Level 4 100%	Fiscal 2012 Actual	Weight
Operating Income (in millions)(1)	50.3	53.9	57.9	60.4	70.1	70%
Days Sales Outstanding(2)	67.5	64.1	62.8	60.8	61	20%
Working Capital Improvement(3)	35.6%	36.7%	37.4%	38.1%	45.3%	10%

        The following table details the targets and weights for each performance metric for Mr. van der Salm:

Objective	Level 1 0%	Level 2 50%	Level 3 75%	Level 4 100%	Fiscal 2012 Actual	Weight
Operating Income (in millions)(1)	50.3	53.9	57.9	60.4	70.1	50%
Working Capital Improvement(3)	35.6%	36.7%	37.4%	38.1%	45.3%	30%
Corporate Gross Margin Improvement(4)	21.4%	22.5%	22.9%	23.5%	18.4%	20%

(1)
For purposes of the Fiscal 2012 executive short-term incentive, the "operating income" target is defined as gross profit, less operating expenses, plus amortization of intangible assets, the stock-based compensation expense that was accelerated in connection with our IPO, and management fees and expenses.

(2)
For purposes of the annual cash incentive program, "days sales outstanding" excludes notes receivable.

(3)
For purposes of the annual cash incentive program, "working capital" is calculated as current assets, less current liabilities, excluding capital market transactions and capital expenditures related to the construction of our new manufacturing facility in San Marcos, Texas. "Working capital improvement" is defined as improvement of working capital as a percentage of revenue.

(4)
For purposed of the annual cash incentive program, "corporate gross margin" is defined as the revenues of our subsidiary, Thermon Manufacturing Company, to affiliates and international agents, less the cost of sales related specifically to those revenues.

        On May 30, 2012, the Compensation Committee reviewed the Company's Fiscal 2012 performance as well as each pre-determined performance metric. The Compensation Committee determined that the

Company met or exceeded the Level 4 target for each performance metric, with the exception of corporate gross margin improvement, and approved allocations under the annual cash incentive program to Messrs. Bingham, Alexander, Peterson and van der Salm of $350,000, $221,250, $187,500, and $114,000, respectively. See "—Summary Compensation Table—Non-Equity Incentive Plan Compensation." The Compensation Committee reviewed the corporate gross margin improvement target that it had set for Mr. van der Salm. It determined that while the Company's corporate subsidiary did not meet its gross margin target, the measure did not adequately reflect the Company's overall gross margin performance throughout the fiscal year, which was well above historical gross margin performance. Based on this assessment, the Compensation Committee determined that Mr. van der Salm should be awarded full payout for this metric. Accordingly, the Compensation Committee approved an allocation under the annual cash incentive program to Mr. van der Salm of $28,500, resulting in a total of $142,500, his maximum Fiscal 2012 bonus opportunity. See "—Summary Compensation Table—Bonus."

Discretionary Bonuses

        The Compensation Committee also awarded one-time discretionary bonuses of $103,635, $125,490, $87,840 and $83,340 to each of Messrs. Bingham, Alexander, Peterson and van der Salm, respectively, in recognition of several factors, including (i) the Company's performance in Fiscal 2012; (ii) the successful completion of the IPO; and (iii) the fact that Fiscal 2012 total direct compensation for each Named Executive Officer was relatively low as compared to the Compensation Peer Group, due in part to the relatively low long-term incentive awards granted during the year.

Long-Term Incentives

        In April 2011, we adopted the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the "LTIP"), which provides our officers, employees, non-employee directors and consultants with added incentive to remain employed by or perform services for us and aligns such individuals' interests with those of our stockholders. Our Compensation Committee believes that equity-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Under the LTIP, our Compensation Committee may grant to participants options, stock appreciation rights, restricted stock, restricted stock units, and performance units.

        In May 2011, in connection with the IPO, the Compensation Committee approved a special, one-time grant of 117,600 stock options to be allocated among certain of the Company's key employees, including each of the Named Executive Officers, to compensate them for their efforts in preparing for and completing the IPO. The Compensation Committee determined that approximately 25% of the total share pool would be allocated to the Named Executive officers and approved grants of options to purchase 10,000 shares, 10,000 shares, 5,000 shares and 5,000 shares, each with an exercise price equal to the IPO price of $12.00 per share, to Messrs. Bingham, Alexander, Peterson and van der Salm, respectively.

Employee Benefits and Perquisites

        We offer a very limited amount of perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company's overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.

        Each of our Named Executive Officers is entitled to participate in our employee benefit plans (including 401(k) retirement savings, and medical, dental and life insurance benefits) on the same basis as our other employees. In addition, we lease a Company vehicle for Mr. Bingham's use in traveling between our facilities in Houston and San Marcos, Texas. We also maintained a corporate apartment for Mr. Bingham until November 2011. See "—Summary Compensation Table—All Other Compensation."

Employment Agreements

        In connection with our IPO, we entered into amended and restated employment agreements with Messrs. Bingham, Alexander and Peterson and an employment agreement with Mr. van der Salm. In August 2011, we entered into a second amended and restated employment agreement with Mr. Peterson and an amended and restated employment agreement with Mr. van der Salm. The material terms of each employment agreement, including the severance benefits provided to each Named Executive Officer upon a qualifying termination event, are described in the narrative following the "Fiscal 2012 Grants of Plan-Based Awards" table and the "Potential Payments Upon Termination or Change of Control" section. The terms of each agreement were determined based on competitive market pay practices and negotiations between the parties.

Impact of Tax and Accounting Treatment

        While the Company is operating under transition rules under Internal Revenue Code Section 162(m) following the IPO, our executive compensation program is designed to take into account limitations on the deductibility of compensation under Internal Revenue Code Section 162(m). For instance, all Named Executive Officer base salaries are below $1 million and stock option awards are 162(m) compliant.

Stock Ownership Guidelines

        On November 1, 2011, the Board adopted stock ownership guidelines for all of our Named Executive Officers and directors not affiliated with our private equity sponsors. The ownership threshold for the Chief Executive Officer is set at three times annual base salary, while the ownership threshold for all other Named Executive Officers is set at two times annual base salary. The ownership threshold for non-executive directors not affiliated with our private equity sponsors is set at three times the director's annual cash retainer. Each Named Executive Officer and director is required to meet such minimum guidelines five years after November 1, 2011 or, if elected or appointed after November 1, 2011, five years after the date of such election or appointment.

        Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares sold, swapped or traded to pay applicable withholding taxes and the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual's stock ownership threshold has not been achieved, including during the initial five-year period. If a Named Executive Officer or director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash incentives in the form of stock. Though not yet required, all of the Named Executive Officers and Messrs. Sorrentino and Goodrich met these guidelines as of the Record Date.

        In measuring stock ownership, the Board will consider all shares beneficially owned, restricted stock or restricted stock units (whether or not vested) and vested but unexercised stock options. For vested but unexercised stock options, the stock ownership will be determined based on the excess of the market value of the stock over the exercise price of the option. Unvested performance units and unvested stock options are not considered.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Company's Compensation Discussion and Analysis ("CD&A") with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement prepared in connection with the Annual Meeting and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Submitted by the Compensation Committee of the Board of Directors
Stephen A. Snider (Chair) Richard E. Goodrich Michael W. Press Charles A. Sorrentino

EXECUTIVE COMPENSATION

Fiscal 2012 Summary Compensation Table

        The following table summarizes the compensation we paid to the Named Executive Officers for the fiscal years ended March 31, 2012, March 31, 2011 and March 31, 2010. In Fiscal 2012, our Named Executive Officers were our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executives serving as executive officers as of March 31, 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Rodney L. Bingham	2012	360,811	104,365	59,900	350,000	27,951	903,027
President, Chief Executive Officer	2011	281,165	281,000	806,707	—	1,945,310	3,314,182
and Director (principal executive officer)	2010	265,608	160,000	—	—	47,179	472,787
George P. Alexander	2012	299,423	126,490	59,900	221,250	8,670	715,733
Executive Vice President,	2011	250,047	221,000	806,707	—	1,906,107	3,183,861
Global Sales	2010	220,578	155,000	—	—	9,637	385,215
Jay C. Peterson	2012	250,006	88,840	29,950	187,500	8,670	564,966
Chief Financial Officer	2011	152,098	140,500	530,587	—	1,150	824,335
(principal financial officer)	—	—	—	—	—	—	—
Johannes (René) van der Salm	2012	196,346	112,840	29,950	114,000	8,356	461,492
Senior Vice President,	2011	164,505	291,000	673,127	—	860,175	1,988,807
Global Operations	2010	160,536	120,000	—	—	7,836	288,372

(1)
The Fiscal 2012 amounts reported in this column consist of (i) a holiday bonus of $1,000 to each executive, and (ii) discretionary bonuses awarded by the Compensation Committee to each of the Named Executive Officers. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Bonuses" for further information.

(2)
The amounts reported in this column for Fiscal 2012 represent the aggregate grant date fair value of option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). For a discussion of the assumptions and methodologies used to value the awards, please see the discussion of option awards contained in Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2012.

(3)
The amounts reported in this column represent annual bonuses earned under the Company's Fiscal 2012 short-term incentive program based on Fiscal 2012 performance. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Bonuses" for further information regarding this bonus plan.

(4)
Amounts reported in this column for Fiscal 2012 include:

Name and Principal Position	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Apartment ($)(a)	Company Provided Vehicle ($)(a)	All Other Compensation Total ($)
Rodney L. Bingham	7,350	1,320	8,100	11,181	27,951
George P. Alexander	7,350	1,320	—	—	8,670
Jay C. Peterson	7,350	1,320	—	—	8,670
Johannes (René) van der Salm	7,350	1,006	—	—	8,356

  (a)
  Mr. Bingham regularly travels between our facilities in Houston, Texas and our headquarters in San Marcos, Texas. Included in "All Other Compensation" for Mr. Bingham for Fiscal 2012 were payments for the cost of a Company leased vehicle for commuting between Houston and San Marcos, Texas and expenses related to the cost to maintain a corporate apartment for Mr. Bingham when he works at our headquarters. The apartment lease expired and was not renewed in November 2011. We value these benefits based on the actual cost incurred.

Fiscal 2012 Grants of Plan-Based Awards

        The following table summarizes awards made to our Named Executive Officers in Fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
Rodney L. Bingham	—	350,000	—	—	—
	5/4/2011	—	10,000	12.00	59,900
George P. Alexander	—	221,250	—	—	—
	5/4/2011	—	10,000	12.00	59,900
Jay C. Peterson	—	187,500	—	—	—
	5/4/2011	—	5,000	12.00	29,950
Johannes (René) van der Salm	—	142,500	—	—	—
	5/4/2011	—	5,000	12.00	29,950

(1)
The amounts reported in this column represent the maximum cash award levels set in Fiscal 2012 under the Company's annual cash incentive program. For Fiscal 2012, the Compensation Committee did not establish threshold or target payout levels. The amount actually earned by each Named Executive Officer is included in the Non-Equity Incentive Plan Compensation column in the Fiscal 2012 Summary Compensation Table. Please see "Compensation Discussion and Analysis—Bonuses" for further information regarding the annual cash incentive awards.

(2)
The amounts reported in this column represent stock options granted to each Named Executive Officer under the LTIP on May 4, 2011 in connection with our IPO, vesting in five equal installments, beginning on the first anniversary of the date of grant and subject to the participant's continuous employment through the applicable vesting date.

(3)
The exercise price per share was equal to the IPO price.

(4)
The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the awards, please see the discussion of option awards contained in Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        As noted in the Compensation Discussion and Analysis, the Company is a party to an employment agreement with each of the Named Executive Officers. The material terms of those employment agreements are as follows:

        Term.    Each employment agreement is scheduled to terminate on April 30, 2014.

        Salary and Bonus.    The employment agreements of Messrs. Bingham, Alexander, Peterson and van der Salm provide for an initial base salary of $350,000, $295,000, $250,000 and $190,000, respectively. In addition, if certain annual performance based targets are met in the future, each executive will be eligible to receive an annual performance-based bonus.

        Restrictive Covenants.    The employment agreement of each executive prohibits the officer from competing with us during his employment period and for a period of one year thereafter.

        Termination Benefits.    We may terminate the employment agreement of each executive without cause, and each executive may terminate the employment agreement for any reason, upon ten days prior written notice to the other. See "—Potential Payments Upon Termination or Change of Control—Employment Agreements"

        If an executive terminates his employment for "good reason" or we terminate his employment other than for "cause," death or "disability" (as such terms are defined in each executive's employment agreement), then the executive is entitled to receive continuation of such executive's base salary for twelve months, a bonus for the current fiscal year (based on actual financial results and prorated for the period in the year in which the executive performs services for the Company), and earned but unpaid salary, and any accrued but unpaid bonus and benefits.

        Upon termination of employment for death or "disability" (as defined in each executive's employment agreement), then the executive is entitled to receive any earned but unpaid salary and any earned but unpaid benefits.

        The employment agreements do not provide for the payment of any benefits upon a change in control transaction.

Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date
Rodney L. Bingham	89,433	—	5.20	10/20/2020
	—	10,000	12.00	5/4/2021	(1)
George P. Alexander	90,457	—	5.20	10/20/2020
	—	10,000	12.00	5/4/2021	(1)
Jay C. Peterson	107,101	—	5.20	10/20/2020
	23,744	—	9.82	3/1/2021
	—	5,000	12.00	5/4/2021	(1)
Johannes (René) van der Salm	185,021	—	5.20	10/20/2020
	—	5,000	12.00	5/4/2021	(1)

(1)
Awarded on May 4, 2011, in connection with our IPO, vesting annually in five equal installments, beginning on May 4, 2012.

Fiscal 2012 Option Exercises and Stock Vested

        The following table sets forth information regarding the exercise of options by the Named Executive Officers during Fiscal 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Rodney L. Bingham	177,877	2,249,295
George P. Alexander	177,109	2,204,024
Jay C. Peterson	59,688	728,853
Johannes (René) van der Salm	62,500	815,753

Potential Payments Upon Termination or Change of Control

Employment Agreements

        Pursuant to the terms of the employment agreements with the Named Executive Officers, each is eligible to receive certain payments upon a qualifying termination event.

        If a Named Executive Officer terminates his employment for "good reason" or we terminate his employment other than for "cause," "death," or "disability"(as such terms are defined in the respective employment agreements) then the executive is entitled to receive continuation of such executive's base salary for twelve months, any earned but unpaid bonus for the current fiscal year (based on actual financial results and prorated for the period in the year in which the executive performs services for the Company), any earned but unpaid salary, any annual bonus earned for the prior year but not yet paid, and any accrued but unpaid benefits. If such a termination occurred of March 30, 2012, each Named Executive Officer would have received salary continuation payments of and accrued but unpaid annual bonus as follows:

Name and Principal Position	Continuation of salary for 12 months ($)	Earned but unpaid bonus for Fiscal 2012 ($)
Rodney L. Bingham	350,000	350,000
George P. Alexander	295,000	221,250
Jay C. Peterson	250,000	187,500
Johannes (René) van der Salm	215,000	142,500

        If a Named Executive Officer terminates his employment without "good reason," we terminate his employment for "cause" or the employment terminates due to death or "disability," each such executive is entitled to receive any earned but unpaid salary and any accrued but unpaid benefits.

        Under each Named Executive Officer's employment agreement, "cause" means: (i) the commission by the executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by executive of any law regarding employment discrimination or sexual harassment; (v) the failure by executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to executive; (vi) the repeated failure by executive to follow the reasonable directives of any supervisor or the board of directors, which failure is not cured within 30 days after notice to executive; (vii) the unauthorized dissemination by executive of confidential information in violation of the employment agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding executive (including executive's work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of executive; (ix) the Company's discovery that, prior to executive's employment with the Company, executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by executive of the employment agreement that is not cured within 30 days after notice to executive.

        Under each Named Executive Officer's employment agreement, "good reason" means any of the following without executive's consent: (i) the assignment to executive of any duties or responsibilities materially inconsistent with executive's position and title, or a material reduction in executive's responsibilities and authority, except in connection with the termination of executive's employment for cause, disability or death; (ii) a reduction by the Company in executive's base salary below the initial base salary set forth in the employment agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring the executive to relocate or perform services on a regular basis more than 25 miles from executive's principal place of business as of the date hereof, or, in the event executive consents to any relocation, the failure by the Company to pay (or reimburse executive) for reasonable moving expenses under the Company relocation policy in effect at the time of the relocation.

Acceleration of Equity

        As of March 30, 2012, each of the Named Executive Officers held unvested options granted under the LTIP. Under the LTIP, in the event of a Change in Control, as defined below, the Board, in its discretion may (i) require that some or all outstanding options shall immediately become exercisable in full or in part; (ii) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board; and/or (iii) require outstanding awards, whether vested or unvested, to be surrendered by the participant and to be immediately cancelled, and to provide for the participant to receive (A) a cash payment in an amount equal to the number of shares of common stock then subject to the portion of the option surrendered, multiplied by the excess, if any, of the fair market value of a share of common stock as of the date of the Change in Control, over the purchase price per share of Common Stock subject to the option; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

        For purposes of the LTIP, a Change in Control is generally defined to include:

  •
  Acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

  •
  Certain reorganizations, mergers, or consolidations; or

  •
  A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

        Assuming that a Change of Control occurred effective as of March 30, 2012 and the Board exercised its discretion to require that all outstanding options be surrendered and for the holder of such options to receive a cash payment equal to the number of shares subject to the option multiplied by the excess, if any, of the fair market value per share over the exercise price, Messrs. Bingham, Alexander, Peterson and van der Salm each would have received equity values with respect to the vesting of options of approximately $84,500, $84,500, $42,250 and $42,250, respectively. For purposes of this calculation, the Company utilized a fair market value of a share of common stock equal to $20.45, representing the closing price of our common stock on March 30, 2012.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION
OF OUR EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act") we are asking you to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly known as a "say on pay" proposal, gives our stockholders the opportunity to approve, reject or abstain from voting with respect to our Fiscal 2012 executive compensation programs and policies and the compensation paid to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

        This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee, or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company's executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

        The Company's executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

  •
  management's interests should be closely aligned with the interests of our stockholders and our compensation programs are designed to reward strong financial performance;

  •
  compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

  •
  differences in compensation should reflect differing levels of responsibilities; and

  •
  performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

        The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The Compensation Discussion and Analysis included in this Proxy Statement describes the Company's executive compensation program and the decisions made by the Compensation Committee during Fiscal 2012 in more detail. You are encouraged to read the full details of our executive compensation programs and policies as described the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure, set forth in this Proxy Statement.

        For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        The Board of Directors unanimously recommends that stockholders vote "FOR" the foregoing resolution for the reasons outlined above.

PROPOSAL NO. 4

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Act, we are seeking an advisory stockholder vote on frequency of the advisory say on pay vote. In voting on this proposal, stockholders may indicate their preference as to whether the advisory vote to approve executive compensation should occur every year, every two years or every three years. Alternatively, stockholders may abstain from voting. For the reasons described below, the Board recommends that the stockholders select a frequency of every year.

        Stockholders are not voting to approve or disapprove the Board's voting recommendation. Stockholders will be able to specify one of four choices for this proposal on the proxy card: "1 Year," "2 Years," "3 Years" or "Abstain." The option that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. Nevertheless, the Compensation Committee and the Board will review and consider the outcome of this vote when making determinations on the frequency of say on pay votes and may decide, based on factors such as discussions with stockholders and the adoption of material changes to compensation programs, that it is in the best interests of our stockholders to hold a say on pay vote more or less frequently than the option selected by our stockholders.

        After careful consideration of the benefits and potential consequences of each option for the frequency of submitting the advisory vote on the compensation of our Named Executive Officers to stockholders, our Board has determined that holding a non-binding advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. In formulating this recommendation, the Board recognized that an annual advisory say on pay vote would provide the highest level of accountability and promote direct and immediate feedback by enabling the non-binding say on pay vote to correspond with the most recent executive compensation information presented in our proxy statements. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. We believe that an annual advisory vote on executive compensation enables us to engage in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy.

        The Board of Directors unanimously recommends that stockholders vote to select "1 YEAR" on Proposal No. 4.

PROPOSAL NO. 5

PROPOSAL TO APPROVE THE THERMON GROUP HOLDINGS, INC.
2012 SHORT-TERM INCENTIVE PLAN

        The Company is asking stockholders to approve the Thermon Group Holdings, Inc. 2012 Short-Term Incentive Plan ("2012 Incentive Plan") under which officers and other employees would be eligible to receive incentive awards based on the achievement of objective performance goals for performance periods commencing on or after April 1, 2012. The plan was approved by the Board of Directors on May 31, 2012, subject to stockholder approval.

        The 2012 Incentive Plan will allow the Compensation Committee to utilize specified financial or individual measures (as more fully described below) when determining awards under the plan. Should the 2012 Incentive Plan receive stockholder approval, it is intended that the plan will qualify for exemption under Section 162(m) of the Internal Revenue Code (the "Code"), which would generally allow awards granted under the plan to be tax deductible by us.

Description of the 2012 Incentive Plan

        The purpose of the 2012 Incentive Plan is to retain and motivate officers and other employees of the Company who are designated by the Compensation Committee to participate in the 2012 Incentive Plan for specified performance periods commencing on or after April 1, 2012 (each, a "Performance Period") by providing such designated officers and employees with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for that Performance Period. The 2012 Incentive Plan will be administered by the Compensation Committee, which is comprised solely of independent directors.

        The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix A and incorporated into this Proxy Statement by reference.

        All officers and other employees of the Company and its subsidiaries may be designated for participation in the 2012 Incentive Plan. The Compensation Committee will designate the eligible employees who will participate in the 2012 Incentive Plan for a specified Performance Period, and will do so not later than 90 days after the beginning of the Performance Period or, if earlier, the date on which 25% of the Performance Period has elapsed (the "Applicable Period"). It is anticipated that only our executive officers (currently, four individuals) will be eligible to receive awards under the 2012 Incentive Plan.

        Under the 2012 Incentive Plan, payment of awards to participating employees is subject to the attainment of specific performance goals and other terms and conditions established by the Compensation Committee during the Applicable Period for each Performance Period. A participant may receive an award under the 2012 Incentive Plan based upon achievement of a performance goal or goals using one or more objective corporate-wide or subsidiary, division, operating unit or individual measures. With respect to bonuses payable to persons who are, or are expected to be, employed as the chief executive officer or one of the three other most highly compensated executive officers (excluding the chief executive officer and the chief financial officer) of the Company as of the last day of the Company's taxable year ("162(m) Covered Employees") and to the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, the applicable performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of the Company's common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, our earnings before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, attainment of specified safety metrics, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders' equity, shares outstanding, assets or net assets, or any combination thereof. With respect to participants who are not 162(m) Covered Employees and who are not expected to be 162(m) Covered Employees at any time during the applicable Performance Period, the performance goals may include any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed above.

        A participant generally will be eligible to receive a cash award only if the relevant performance goals are attained during the Performance Period; provided, however, that 162(m) Covered Employees will be eligible to receive a cash award only to the extent the Compensation Committee has previously certified in writing that such goals have been attained for the Performance Period. Performance goal targets are expressed in terms of an objective formula or standard which may be based on an employee's base salary, or a multiple thereof, at the time or immediately before the performance goals for such Performance Period were established. In all cases, the Compensation Committee has the sole and absolute discretion to reduce the amount of any payment under the 2012 Incentive Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the 2012 Incentive Plan with respect to any Performance Period having a value in excess of $2,000,000, which maximum amount will be proportionally adjusted with respect to Performance Periods that are less than or more than one year in duration.

        Determination of the performance compensation awarded to each participant is to be made at a time determined by the Compensation Committee after the last day of each Performance Period following a certification by the Compensation Committee that the applicable performance goals were satisfied. During the Applicable Period, the Compensation Committee will establish terms regarding the timing of payment of awards. The Compensation Committee may delegate its responsibilities under the 2012 Incentive Plan to our chief executive officer or such other executive officer of the Company as it deems appropriate, except that the Compensation Committee may not delegate its responsibilities with respect to bonuses payable to 162(m) Covered Employees.

        No compensation will be paid under the 2012 Incentive Plan to 162(m) Covered Employees if the 2012 Incentive Plan is not approved by stockholders. If approved, the 2012 Incentive Plan will be effective for performance periods commencing on or after April 1, 2012. The Board of Directors may terminate the 2012 Incentive Plan at any time.

New Plan Benefits

        Subject to stockholder approval of the 2012 Incentive Plan, award opportunities granted to participants in the 2012 Incentive Plan for Fiscal 2013 performance are set forth below.

THERMON GROUP HOLDINGS, INC. 2012 SHORT-TERM INCENTIVE PLAN

Name and Principal Position	Threshold ($)	Target ($)	Maximum ($)
Rodney L. Bingham President and Chief Executive Officer	144,200	360,500	576,800
George P. Alexander Executive Vice President, Global Sales	121,540	303,850	486,160
Jay C. Peterson Chief Financial Officer	77,250	193,125	309,000
Johannes ("Rene") van der Salm Senior Vice President, Global Operations	64,500	161,250	258,000

        The Board of Directors unanimously recommends a vote "FOR" the approval of the Thermon Group Holdings, Inc. 2012 Short-Term Incentive Plan.

OTHER MATTERS

        The Board is not aware of any other business to be presented for a vote of the stockholders at the 2012 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

        The chairman of the 2012 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in the Company's Proxy Statement for the 2013 Annual Meeting, our General Counsel must receive the proposal no later than February 19, 2013. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: General Counsel, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. Such proposals must comply with the SEC's regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the stockholder continuing to own a minimum number of shares until the annual meeting and appearing in person or through an authorized representative at the meeting to present the proposal.

        Alternatively, stockholders intending to present a proposal at the 2013 Annual Meeting without having it included in the Company's Proxy Statement must comply with the requirements set forth in the Company's Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder no earlier than February 19, 2013 and no later than March 21, 2013. The notice must contain the information required by our Bylaws.

        Proposals received by the Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year's Annual Meeting.

**********

        Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2012 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company's most recent fiscal year. Requests from beneficial owners of the Company's voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2012 Annual Meeting. Written requests for the Annual Report should be directed to our Director of Investor Relations at Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. If you would like to receive a copy of any exhibits listed in the Company's Annual Report, please call (512) 396-5801 or submit a request in writing to our Director of Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company's Annual Report and these exhibits are also available in the "Investor Relations" section of our website located at http://ir.thermon.com

        It is important that your shares be voted at the 2012 Annual Meeting, regardless of the number of shares that you hold.

APPENDIX A

THERMON GROUP HOLDINGS, INC.
2012 SHORT-TERM INCENTIVE PLAN

Purposes

        The purpose of the Thermon Group Holdings, Inc. Incentive Plan (the "Plan") is to retain and motivate the officers and other employees of Thermon Group Holdings, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are "covered employees" within the meaning of Section 162(m) of the Code will constitute "qualified performance-based compensation" within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

Definitions

        "Annual Base Salary" shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

        "Applicable Period" shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

        "Award" shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

        "Board" shall mean the Board of Directors of the Company.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Compensation Committee of the Board comprised of members of the Board that are "outside directors" within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

        "Company" shall mean Thermon Group Holdings, Inc., a Delaware corporation, and any successor thereto.

        "Participant" shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

        "Performance Period" shall mean any period commencing on or after April 1, 2012 for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

        "Plan" shall mean the Thermon Group Holdings, Inc. Incentive Plan as set forth herein, as it may be amended from time to time.

Administration

        General.    The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee's interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

        Powers and Responsibilities.    The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

  (a)
  to designate within the Applicable Period the Participants for a Performance Period;

  (b)
  to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant's Award;

  (c)
  to certify in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;

  (d)
  subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee's discretion or whether a Participant may elect deferred payment; and

  (e)
  to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

        Delegation of Power.    The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person, and (c) certify the achievement of such performance goals.

Performance Goals

        Establishing Performance Goals.    The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of the Company's common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, our earnings before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, attainment of specified safety metrics, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders' equity, shares outstanding, assets or net assets, or any combination thereof. With respect to Participants who are not "covered employees" within the meaning of Section 162(m) of the Code and who, in the Committee's judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period; provided, however, that to the extent such goals relate to Awards to "covered employees" within the meaning of Section 162(m) of the Code, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing "qualified performance-based compensation."

        Impact of Extraordinary Items or Changes in Accounting.    The measures utilized in establishing performance goals under the Plan shall, to the extent applicable (i.e., if the relevant performance goal is based on a GAAP measure), be determined in accordance with GAAP and in a manner consistent with the methods used in the Company's audited consolidated financial statements, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company's independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company's independent public accountants in accordance with GAAP, or (c) special charges, such as restructuring or impairment charges, unless, in each case, the Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.

Terms of Awards

        Performance Goals and Targets.    At the time performance goals are established for a Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant's Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant or to decide that no payment shall be made. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant's employment terminates due to death or disability or where a change in control of the Company occurs); provided, however, that with respect to any Participant who is a "covered employee" within the meaning of Section 162(m) of the Code, the Committee shall not establish any such terms that would cause an Award payable upon the achievement of the performance goals not to satisfy the conditions of Treasury regulation Section 1.162-27(e) or any successor regulation describing the "qualified performance-based compensation."

        Payments.    At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (1) the 15th day of the third month of the calendar year following the calendar year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture, and (2) the 15th day of the third month of the Company's fiscal year following the Company's fiscal year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture.

        Maximum Awards.    No Participant shall receive a payment under the Plan with respect to any Performance Period having a value in excess of $2,000,000, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

General

        Effective Date.    The Plan shall be submitted to the stockholders of the Company for approval at the 2012 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after April 1, 2012. In the event that the Plan is not approved by the stockholders of the Company, the Plan shall be null and void with respect to Participants who are "covered employees" within the meaning of Section 162(m) of the Code.

        Amendments and Termination.    The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. The Board may terminate the Plan at any time.

        Non-Transferability of Awards.    No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

        Tax Withholding.    The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

        No Right of Participation or Employment.    No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

        Designation of Beneficiary.    If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant's beneficiary or beneficiaries (both primary and contingent) in the event of the Participant's death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then any amount payable with respect to an award after a Participant's death shall be payable to the Participant's executor, administrator, legal representative or similar person.

        Governing Law.    The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

        Other Plans.    Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

        Binding Effect.    The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

        Unfunded Arrangement.    The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF THERMON GROUP HOLDINGS, INC. August 2, 2012 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The Notice of Meeting, Annual Report on Form 10-K, proxy statement and proxy card are available at http://proxy.thermon.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election as directors each of the nominees listed below: O Rodney L. Bingham O Marcus J. George O Richard E. Goodrich O Kevin J. McGinty O John T. Nesser O Michael W. Press O Stephen A. Snider O Charles A. Sorrentino 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013 3. To approve, on a non-binding advisory basis, the compensation of the Company's executive officers as described in the proxy statement 4. To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of the Company’s executive officers 5. To approve the Thermon Group Holdings, Inc. 2012 Short-Term Incentive Plan The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2012 Annual Report on Form 10-K. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 5 AND “1 YEAR” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830304030000000000 4 080212 FOR AGAINST ABSTAIN 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN

0 14475 THERMON GROUP HOLDINGS, INC. 100 Thermon Drive San Marcos, Texas 78666 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Jay Peterson and James Schubert as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 4, 2012, at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel and Conference Center, 1001 E. McCarty Lane, San Marcos, Texas 78666 on August 2, 2012, 8:00 a.m. Central Time, or any adjournment or postponement thereof, upon matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgement and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked. (Continued and to be signed on the reverse side)